As filed with the Securities and Exchange Commission on November 7, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TH INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2501 Central Plaza

227 Huangpi North Road

Shanghai, People’s Republic of China, 200003

+86-021-6136-6616

(Address of principal executive offices, including zip code)

Amended and Restated Share Option Scheme of TH International Limited

(Full title of the plan)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor,

New York, NY 10168

+1(800) 221-0102

(Name and address and telephone number, including area code, of agent for service)

Copies to:

Jesse Sheley Joseph Raymond Casey Ram Narayan Kirkland & Ellis International LLP 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Tel: +852-3761-3300	Steve Lin Kirkland & Ellis International LLP 29th Floor, China World Office 2 No.1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China Tel: +86 10-5737-9300	Yongchen Lu TH International Limited 2501 Central Plaza 227 Huangpi North Road Shanghai, People’s Republic of China, 200003 +86-021-6136-6616

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to the transactions contemplated by the Agreement and Plan of Merger (“Original Merger Agreement”), dated as of August 13, 2021, by and among TH International Limited, a Cayman Islands exempted company (the “Registrant”), Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“Silver Crest”), Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of the Registrant (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2022 and Amendment No. 2 to the Agreement and Plan of Merger, dated March 9, 2022, in each case by and among the Registrant, Silver Crest and Merger Sub (the Original Merger Agreement as so amended and as may be further amended from time to time is referred to as the “Merger Agreement”), on August 19, 2022, Merger Sub merged with and into Silver Crest (the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of the Registrant (the “Surviving Entity”). Immediately following the consummation of the First Merger, the Surviving Entity merged with and into the Registrant (the “Second Merger”), with the Registrant surviving the Second Merger (collectively, the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement, the shareholders of Silver Crest became shareholders of the Registrant.

This Registration Statement on Form S-8 registers an aggregate of 14,486,152 ordinary shares, par value $0.00000939586994067732 per share, of the Registrant (“Ordinary Shares”) that may be issued and allotted under the Registrant’s Amended & Restated Share Option Scheme.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

●	the prospectus dated July 21, 2022, filed by the Company pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form F-4 filed on September 23, 2021 (File No. 333-259743) (as amended, the “Form F-4 Registration Statement”); and

●	the description of the Registratn’s Ordinary Shares contained in the Form F-4 Registration Statement and any other amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The Registrant’s amended and restated memorandum and articles of association provide that the Registrant shall indemnify its directors and officers, including directors and officers and their personal representatives (each, an “indemnified person”) against all against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person's own actual fraud or wilful default as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the Registrant has entered into separate indemnification agreements with its directors and officers, pursuant to which the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

The Registrant has purchased and intends to maintain insurance on behalf of each person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

			Incorporated by Reference

Exhibit Number	Exhibit Description	Included herein	Form	Filing Date	Exhibit Number

3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant		F-1	10/13/2022	3.1

4.1	Specimen Ordinary Share Certificate of the Registrant		F-4/A	06/22/22	4.5

4.2	The Registrant’s Amended and Restated Share Option Scheme		F-1	10/13/2022	10.5

5.1	Opinion of Maples and Calder (Cayman) LLP	X

23.1	Consent of KPMG Huazhen LLP	X

23.2	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (contained on the signature pages hereto)	X

107	Calculation of Filing Fee Table	X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 7, 2022.

TH INTERNATIONAL LIMITED

By:	/s/ Yongchen Lu
Name:	Yongchen Lu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Gregory Armstrong as such individual’s true and lawful attorney-in-fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto any said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Peter Yu	Chairman and Director	November 7, 2022
Peter Yu

/s/ Yongchen Lu	Chief Executive Officer and Director	November 7, 2022
Yongchen Lu	(Principal Executive Officer)

/s/ Dong Li	Chief Financial Officer	November 7, 2022
Dong Li	(Principal Financial and Accounting Officer)

/s/ Gregory Armstrong	Director	November 7, 2022
Gregory Armstrong

/s/ Paul Hong	Director	November 7, 2022
Paul Hong

/s/ Andrew Wehrley	Director	November 7, 2022
Andrew Wehrley

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of TH International Limited, has signed this registration statement or amendment thereto in the City of New York, State of New York, on November 7, 2022.

TH INTERNATIONAL LIMITED

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President